Exhibit 99.1

Brookdale Announces Fourth Quarter and Full Year 2022 Results

Nashville, Tenn., February 21, 2023 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter and full year ended December 31, 2022.

HIGHLIGHTS

•Full-year consolidated revenue per available unit (RevPAR) increased 10.1% year-over-year.
•Full-year consolidated weighted average occupancy increased 390 basis points year-over-year.
•At year end, liquidity was $453 million, and there are no significant debt maturities until September 2024.

"I believe 2022 was a year of growth and continued recovery for Brookdale in several areas of the business,” said Lucinda (“Cindy”) Baier, Brookdale’s President and CEO. "We delivered RevPAR growth of just over 10% and continued our positive occupancy momentum. We are optimistic that our recovery will continue in 2023 and in January have seen stronger than expected move-in results. As I think about 2023, we have many improvement opportunities and will be taking an extremely focused approach to improve our operating results, while continuing to provide high quality care and personalized service, and earn our residents’ trust and satisfaction as we further drive our occupancy recovery."

SUMMARY OF FOURTH QUARTER RESULTS

Same Community Senior Housing (Independent Living (IL), Assisted Living and Memory Care (AL/MC), and CCRCs)

The table below presents a summary of operating results and metrics of the Company's same community senior housing portfolio.(1)

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	4Q 2022	4Q 2021	Amount	Percent	3Q 2022	Amount	Percent
Resident fee revenue	$636.9	$580.3	$56.6	9.8%	$629.5	$7.4	1.2%
Facility operating expense	$502.9	$465.4	$37.5	8.1%	$505.1	$(2.2)	(0.4)%
RevPAR	$4,200	$3,826	$374	9.8%	$4,151	$49	1.2%
Weighted average occupancy	77.2%	73.5%	370 bps	n/a	76.5%	70 bps	n/a
RevPOR	$5,440	$5,205	$235	4.5%	$5,429	$11	0.2%

(1)    The same community senior housing portfolio includes operating results and data for 632 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense.

•Resident fees.
•4Q 2022 vs 4Q 2021:
◦Same community resident fees increased due to the increases in occupancy and RevPOR.
◦The increase in occupancy primarily reflects the impact of the Company's execution on key initiatives to rebuild occupancy lost due to the COVID-19 pandemic.
◦The increase in RevPOR was the result of in-place rate increases and higher move-in rates for new residents.
•4Q 2022 vs 3Q 2022: Same community resident fees increased due to the increases in occupancy and RevPOR.

•Facility operating expense.
•4Q 2022 vs 4Q 2021:
◦The increase was primarily due to higher labor expense resulting from merit and market wage rate adjustments, more hours worked with higher occupancy during the period, and an increase in the use of overtime, partially offset by a decrease in the use of contract labor.
◦Additionally, broad inflationary pressure during the period contributed to the increase in same community facility operating expense.

•4Q 2022 vs 3Q 2022:
◦The decrease in same community facility operating expense was primarily due to a decrease in advertising costs and a seasonal decrease in utilities costs.
◦Same community labor expense increased 0.4% sequentially primarily due to more hours worked by associates and increased workers' compensation expense during the fourth quarter of 2022, partially offset by decreased use of contract labor.
•The Company's same community senior housing portfolio incurred $1.4 million, $3.5 million, and $3.2 million of incremental direct costs during the fourth quarter of 2022, third quarter of 2022, and fourth quarter of 2021, respectively, to respond to the COVID-19 pandemic.

Consolidated

The table below presents a summary of consolidated operating results.

			Year-Over-Year Increase / (Decrease)			Sequential Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	4Q 2022	4Q 2021	Amount	Percent	3Q 2022	Amount	Percent
Resident fee revenue	$657.9	$605.4	$52.5	8.7%	$650.2	$7.7	1.2%
Management fee revenue	2.4	3.4	(1.0)	(29.4)%	3.0	(0.6)	(20.0)%
Other operating income	4.9	0.2	4.7	NM	66.8	(61.9)	(92.7)%
Facility operating expense	531.7	488.3	43.4	8.9%	525.5	6.2	1.2%
General and administrative expense	40.4	38.8	1.6	4.1%	41.3	(0.9)	(2.2)%
Net income (loss)	(25.7)	(81.7)	(56.0)	(68.5)%	(28.4)	(2.7)	(9.5)%
Adjusted EBITDA (2)	46.6	35.8	10.8	30.2%	106.9	(60.3)	(56.4)%

RevPAR	$4,199	$3,828	$371	9.7%	$4,150	$49	1.2%
Weighted average occupancy	77.1%	73.5%	360 bps	n/a	76.4%	70 bps	n/a
RevPOR	$5,446	$5,210	$236	4.5%	$5,432	$14	0.3%

(2)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

•Resident fee revenue.
•The changes in resident fee revenue were primarily due to the same community operating results previously discussed.
•The disposition of seven communities through sales of owned communities and lease terminations since the beginning of the fourth quarter of 2021 resulted in $4.8 million less in resident fees during the fourth quarter of 2022 compared to the fourth quarter of 2021.

January's weighted average occupancy grew 720 basis points since the start of the recovery in March 2021. The table below sets forth the Company's recent consolidated occupancy trend.

	2021
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	70.0%	69.4%	69.4%	69.9%	70.5%	71.2%	72.0%	72.5%	73.0%	73.3%	73.5%	73.6%
Month end	70.4%	70.1%	70.6%	71.1%	71.6%	72.6%	73.3%	73.7%	74.2%	74.5%	74.3%	74.5%

	2022												2023
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Weighted average	73.4%	73.3%	73.6%	73.9%	74.6%	75.2%	75.9%	76.4%	76.9%	77.2%	77.0%	77.0%	76.6%
Month end	74.2%	74.4%	75.0%	75.3%	76.2%	76.6%	77.1%	77.9%	78.4%	78.2%	78.1%	78.1%	77.6%

•Other operating income. The Company recognized $4.9 million, $66.8 million, and $0.2 million of government grants and employee retention credits as other operating income during the fourth quarter of 2022, the third quarter of 2022, and the fourth quarter of 2021, respectively.

•Facility operating expense.
•4Q 2022 vs 4Q 2021:
◦The increase in facility operating expense was primarily due to the same community operating results previously discussed, as well as an increase in natural disaster expense as a result of Hurricane Ian and Winter Storm Elliott.
◦The disposition of seven communities since the beginning of the fourth quarter of 2021 resulted in $4.6 million less in facility operating expenses during the fourth quarter of 2022 compared to the fourth quarter of 2021.
•4Q 2022 vs 3Q 2022: The increase in facility operating expense was primarily due to the natural disaster expense incurred during the fourth quarter of 2022 and the increase in same community labor expense, partially offset by the decrease in same community other facility operating expense previously discussed.

•Net income (loss).
•4Q 2022 vs 4Q 2021: The decrease in net loss was primarily attributable to a $73.9 million non-cash gain on sale of communities recognized in the fourth quarter of 2022 for the amendment of leases for 16 communities that were previously accounted for as failed sale-leaseback transactions and the net impact of the resident fee revenue, other operating income, and facility operating expense factors previously discussed, partially offset by a decrease in benefit for income taxes and an increase in interest expense.
•4Q 2022 vs 3Q 2022: The decrease in net loss was primarily attributable to the $73.9 million non-cash gain on sale of communities recognized in the fourth quarter of 2022 and the net impact of the resident fee revenue and facility operating expense factors previously discussed, partially offset by the $61.9 million decrease in other operating income and an increase in interest expense.

•Adjusted EBITDA.
•4Q 2022 vs 4Q 2021: The increase in Adjusted EBITDA was primarily attributable to the net impact of the resident fee revenue and facility operating expense factors previously discussed.
•4Q 2022 vs 3Q 2022: The decrease in Adjusted EBITDA was primarily attributable to the $61.9 million decrease in other operating income and the increase in facility operating expense factors previously discussed, partially offset by the increase in resident fee revenue.

LIQUIDITY

The table below presents a summary of the Company’s net cash provided by (used in) operating activities, non-development capital expenditures, net, and Adjusted Free Cash Flow.

			Year-Over-Year Increase / (Decrease)		Sequential Increase / (Decrease)
($ in millions)	4Q 2022	4Q 2021	Amount	3Q 2022	Amount
Net cash provided by (used in) operating activities	$(48.6)	$(81.4)	$(32.8)	$63.5	$(112.1)
Non-development capital expenditures, net	39.3	46.0	(6.7)	43.8	(4.5)
Adjusted Free Cash Flow (3)	(103.6)	(138.7)	35.1	4.1	(107.7)

(3)    Adjusted Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure and other important information regarding the use of the Company's non-GAAP financial measures.

•Net cash provided by (used in) operating activities.
•4Q 2022 vs 4Q 2021: The decrease in net cash used in operating activities was primarily attributable to a decrease in cash used for changes in operating liabilities, including the impacts of the use of cash for liabilities related to salaries and wages during the fourth quarter of 2021. The Company paid $31.6 million during the fourth quarter of both 2022 and 2021 for deferred payroll taxes for 2020.
•4Q 2022 vs 3Q 2022: The changes in net cash provided by (used in) operating activities was primarily attributable to a $61.4 million decrease in Provider Relief Funds and other government grants and credits received, $31.6 million paid during the current period for previously deferred payroll taxes for 2020, and an increase in cash paid for real estate taxes.

•Non-development capital expenditures, net. The decrease in non-development capital expenditures, net was primarily attributable to decreases in replacements of major building systems and community renovations.

•Adjusted Free Cash Flow.
•4Q 2022 vs 4Q 2021: The $35.1 million change in Adjusted Free Cash Flow was primarily attributable to the decrease in net cash used in operating activities, excluding a $2.4 million decrease in cash paid for facility operating lease terminations. The decrease in non-development capital expenditures, net also contributed to the change.

•4Q 2022 vs 3Q 2022: The $107.7 million change in Adjusted Free Cash Flow was attributable to the change in net cash provided by (used in) operating activities previously discussed, partially offset by the decrease in non-development capital expenditures, net.

•Total liquidity. Total liquidity of $452.6 million as of December 31, 2022 included $398.9 million of unrestricted cash and cash equivalents, $48.7 million of marketable securities, and $5.0 million of availability on the Company's secured credit facility. Total liquidity as of December 31, 2022 increased $57.0 million from September 30, 2022, primarily attributable to $220.0 million of proceeds from mortgage debt and $139.4 million of proceeds from the issuance of tangible equity units, partially offset by $208.3 million of payments of mortgage debt and negative $103.6 million of Adjusted Free Cash Flow.

TRANSACTION AND FINANCING UPDATE

•Mortgage debt financing: On October 13, 2022, the Company obtained $220.0 million of debt secured by first priority mortgages on 24 communities. The loan bears interest at a variable rate equal to the Secured Overnight Financing Rate ("SOFR") plus a margin of 245 basis points and is interest only for the first three years. The debt matures in October 2025 with two one-year renewal options, exercisable by the Company subject to the satisfaction of certain conditions. The proceeds from the financing were primarily utilized to repay $199.6 million of outstanding mortgage debt maturing in 2023.

•Tangible equity units: In the fourth quarter of 2022, the Company issued 2,875,000 of 7.00% tangible equity units (the “Units”) at a public offering price of $50.00 per Unit for an aggregate offering of $143.8 million. The proceeds from the issuance increased the Company's liquidity by $139.4 million and its equity by $113.5 million.

•Lease amendment: In the fourth quarter of 2022, the Company and a lessor entered into an amendment to the Company’s existing master lease pursuant to which the Company continues to lease 24 communities. The Company recognized a $73.9 million non-cash gain on sale of communities for the transaction in the fourth quarter of 2022, as the lease amendment resulted in sale recognition of leases previously accounted for as failed sale-leaseback transactions. In addition, the amended leases for such communities are prospectively classified as operating leases as of December 31, 2022, the effective date of the amendment. The prospective reclassification of such lease costs to operating lease expense resulted in a $22.2 million increase in minimum lease payments due for operating leases in 2023 and an offsetting decrease in minimum lease payments due for financing leases in 2023, resulting in a decrease in Adjusted EBITDA with no impact to Adjusted Free Cash Flow for 2023.

FULL YEAR RESULTS

Consolidated

The table below presents a summary of consolidated operating results.

			Year-Over-Year Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	2022	2021	Amount	Percent
Senior housing resident fee revenue	$2,585.5	$2,369.6	$215.9	9.1%
Health Care Services resident fee revenue (4)	—	174.2	(174.2)	NM
Total resident fee revenue	2,585.5	2,543.8	41.7	1.6%
Management fee revenue	12.0	20.6	(8.6)	(41.7)%
Other operating income	80.5	12.4	68.1	NM
Senior housing facility operating expense	2,083.6	1,904.4	179.2	9.4%
Health Care Services facility operating expense (4)	—	171.5	(171.5)	NM
Total facility operating expense	2,083.6	2,075.9	7.7	0.4%
General and administrative expense	168.6	184.9	(16.3)	(8.8)%
Net income (loss) (4)	(238.3)	(99.4)	138.9	139.7%
Adjusted EBITDA (5)	241.3	138.5	102.8	74.2%

RevPAR	$4,113	$3,734	$379	10.1%
Weighted average occupancy	75.4%	71.5%	390 bps	n/a
RevPOR	$5,457	$5,221	$236	4.5%

(4)    The Company sold 80% of its equity in its Health Care Services segment on July 1, 2021 and recognized a $286.5 million gain on the sale. For periods beginning July 1, 2021, the results and financial position of the Health Care Services segment are deconsolidated from the Company's consolidated financial statements.
(5)    Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. See "Reconciliations of Non-GAAP Financial Measures" for the Company's definition of such measure, reconciliations to the most comparable GAAP financial measure, and other important information regarding the use of the Company's non-GAAP financial measures.

2023 OUTLOOK

For the first quarter 2023, the Company is providing the following guidance:

First Quarter 2023 Guidance
RevPAR year-over-year growth	11% - 12%
Adjusted EBITDA	$70 million - $75 million

In the aggregate, the Company expects its full-year 2023 non-development capital expenditures, net of anticipated lessor reimbursements, to be approximately $200.0 million, excluding reimbursable remediation costs at the Company's communities resulting from recent natural disasters. The Company anticipates up to an additional $20.0 million in remediation costs at the Company's communities resulting from recent natural disasters, and such costs are expected to be reimbursed from our property and casualty insurance policies in 2023 or 2024.

Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at www.brookdaleinvestors.com supplemental information relating to the Company's fourth quarter and full year 2022 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the fourth quarter and full year 2022 on February 22, 2023 at 9:00 AM ET. The conference call can be accessed by dialing (844) 200-6205 (from within the U.S.) or (929) 526-1599 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the access code "500131".

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleinvestors.com. Please allow extra time before the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

For those who cannot listen to the live call, a replay of the webcast will be available until 11:59 PM ET on March 1, 2023 by dialing (866) 813-9403 (from within the U.S.) or +44 (204) 525-0658 (from outside of the U.S.) and referencing access code "593924".

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. The Company is committed to its mission of enriching the lives of the people it serves with compassion, respect, excellence, and integrity. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities. Through its comprehensive network, Brookdale helps to provide seniors with care and services in an environment that feels like home. The Company’s expertise in healthcare, hospitality, and real estate provides residents with opportunities to improve wellness, pursue passions, and stay connected with friends and loved ones. Brookdale, through its affiliates, operates and manages 673 communities in 41 states as of December 31, 2022, with the ability to serve more than 60,000 residents. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or Twitter at twitter.com/brookdaleliving.

DEFINITIONS OF REVPAR AND REVPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue from the former Health Care Services segment, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue from the former Health Care Services segment, revenue for private duty services provided to seniors living outside of the Company's communities, and entrance fee amortization), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the impacts of the COVID-19 pandemic, including the response efforts of federal, state, and local government authorities, businesses, individuals, and the Company on the Company's business, results of operations, cash flow, revenue, expenses, liquidity, and its strategic initiatives, including plans for future growth, which will depend on many factors, some of which cannot be foreseen, including the duration, severity, and breadth of the pandemic and any resurgence or variants of the disease, the impact of COVID-19 on the nation’s economy and debt and equity markets and the local economies in the Company's markets, the development, availability, utilization, and efficacy of COVID-19 testing, therapeutic agents, and vaccines and the prioritization of such resources among businesses and demographic groups, government financial and regulatory relief efforts that may become available to business and individuals, including the Company's ability to qualify for and satisfy the terms and conditions of financial relief, perceptions regarding the safety of senior living communities during and after the pandemic, changes in demand for senior living communities and the Company's ability to adapt its sales and marketing efforts to meet that demand, the impact of COVID-19 on the Company's residents’ and their families’ ability to afford its resident fees, including due to changes in unemployment rates, consumer confidence, housing markets, and equity markets caused by COVID-19, changes in the acuity levels of the Company's new residents, the disproportionate impact of COVID-19 on seniors generally and those residing in the Company's communities, the duration and costs of the Company's response efforts, including increased equipment, supplies, labor, litigation, testing, vaccination clinic, health plan, and other expenses, greater use of contract labor, overtime, and other premium labor due to COVID-19 and general labor market conditions, the impact of COVID-19 on the Company's ability to complete financings and refinancings of various assets, or other transactions or to generate sufficient cash flow to cover required debt, interest, and lease payments and to satisfy financial and other covenants in its debt and lease documents, increased regulatory requirements, including the costs of unfunded, mandatory testing of residents and associates and provision of test kits to the Company's health plan participants, increased enforcement actions resulting from COVID-19, government action that may limit the Company's collection or discharge efforts for delinquent accounts, and the frequency and magnitude of legal actions and liability claims that may arise due to COVID-19 or the Company's response efforts; events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; the effects of senior housing construction and development, lower industry occupancy (including due to the pandemic), and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases, including due to the pandemic; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of the Company's non-compliance with any of its debt or lease agreements (including the financial covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates (including due to the pandemic or general labor market conditions), wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints; the cost and difficulty of complying with increasing and evolving regulation; costs to respond to, and adverse determinations resulting from, government reviews, audits and investigations; changes in, or its failure to comply with, employment-related laws and regulations; unanticipated costs to comply with legislative or regulatory developments; the risks associated with current global economic conditions and general economic factors such as inflation, the consumer price index, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, and tax rates; the impact of seasonal contagious illness or an outbreak of COVID-19 or other contagious disease in the markets in which the Company operates; actions of activist stockholders, including a proxy contest; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021
Resident fees	$657,919	$605,425	$2,585,529	$2,543,848
Management fees	2,395	3,413	12,020	20,598
Reimbursed costs incurred on behalf of managed communities	35,348	34,794	147,361	181,445
Other operating income	4,923	236	80,469	12,368
Total revenue and other operating income	700,585	643,868	2,825,379	2,758,259

Facility operating expense (excluding facility depreciation and amortization of $82,623, $79,879, $324,904, and $313,830 respectively)	531,667	488,282	2,083,605	2,075,863
General and administrative expense (including non-cash stock- based compensation expense of $3,559, $3,392, $14,466, and $16,270 respectively)	40,385	38,761	168,594	184,916
Facility operating lease expense	40,875	42,850	165,294	174,358
Depreciation and amortization	88,215	85,571	347,444	337,613
Asset impairment	12,256	9,609	29,618	23,003
Loss (gain) on sale of communities, net	(73,850)	—	(73,850)	—
Loss (gain) on facility operating lease termination, net	—	(2,003)	—	(2,003)
Costs incurred on behalf of managed communities	35,348	34,794	147,361	181,445
Income (loss) from operations	25,689	(53,996)	(42,687)	(216,936)

Interest income	3,870	301	6,935	1,349
Interest expense:
Debt	(47,689)	(34,925)	(157,869)	(141,409)
Financing lease obligations	(12,093)	(11,733)	(48,061)	(46,282)
Amortization of deferred financing costs	(1,856)	(1,591)	(6,446)	(7,297)
Change in fair value of derivatives	(1,618)	134	7,659	(152)
Gain (loss) on debt modification and extinguishment, net	(1,357)	(1,932)	(1,357)	(1,932)
Equity in earnings (loss) of unconsolidated ventures	(1,429)	(1,547)	(10,782)	10,394
Non-operating gain (loss) on sale of assets, net	(16)	(573)	595	288,835
Other non-operating income (loss)	10,375	740	12,114	5,903
Income (loss) before income taxes	(26,124)	(105,122)	(239,899)	(107,527)
Benefit (provision) for income taxes	473	23,402	1,559	8,163
Net income (loss)	(25,651)	(81,720)	(238,340)	(99,364)
Net (income) loss attributable to noncontrolling interest	14	18	(87)	74
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(25,637)	$(81,702)	$(238,427)	$(99,290)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.13)	$(0.44)	$(1.25)	$(0.54)

Weighted average shares used in computing basic and diluted net income (loss) per share	202,245	185,370	190,463	184,975

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$398,850	$347,031
Marketable securities	48,680	182,393
Restricted cash	27,735	26,845
Accounts receivable, net	55,761	51,137
Assets held for sale	—	3,642
Prepaid expenses and other current assets, net	106,067	87,946
Total current assets	637,093	698,994
Property, plant and equipment and leasehold intangibles, net	4,535,702	4,904,292
Operating lease right-of-use assets	597,130	630,423
Other assets, net	167,137	176,758
Total assets	$5,937,062	$6,410,467

Current portion of long-term debt	$66,043	$63,125
Current portion of financing lease obligations	24,059	22,151
Current portion of operating lease obligations	176,758	148,642
Other current liabilities	374,345	398,036
Total current liabilities	641,205	631,954
Long-term debt, less current portion	3,784,099	3,778,087
Financing lease obligations, less current portion	224,801	532,136
Operating lease obligations, less current portion	616,973	681,876
Other liabilities	85,831	86,791
Total liabilities	5,352,909	5,710,844
Total Brookdale Senior Living Inc. stockholders' equity	582,605	697,402
Noncontrolling interest	1,548	2,221
Total equity	584,153	699,623
Total liabilities and equity	$5,937,062	$6,410,467

Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2022	2021
Cash Flows from Operating Activities
Net income (loss)	$(238,340)	$(99,364)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss (gain) on debt modification and extinguishment, net	1,357	1,932
Depreciation and amortization, net	353,890	344,910
Asset impairment	29,618	23,003
Equity in (earnings) loss of unconsolidated ventures	10,782	(10,394)
Distributions from unconsolidated ventures from cumulative share of net earnings	561	6,191
Amortization of entrance fees	(2,307)	(1,758)
Proceeds from deferred entrance fee revenue	4,222	3,562
Deferred income tax (benefit) provision	(1,324)	(9,837)
Operating lease expense adjustment	(34,896)	(23,280)
Change in fair value of derivatives	(7,659)	152
Loss (gain) on sale of assets, net	(74,445)	(288,835)
Loss (gain) on facility operating lease termination, net	—	(2,003)
Non-cash stock-based compensation expense	14,466	16,270
Property and casualty insurance income	(11,379)	(4,689)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,624)	502
Prepaid expenses and other assets, net	(21,240)	(15,483)
Trade accounts payable and accrued expenses	(27,185)	(54,032)
Refundable fees and deferred revenue	(1,934)	(10,066)
Operating lease assets and liabilities for lessor capital expenditure reimbursements	13,718	30,965
Operating lease assets and liabilities for lease termination	—	(2,380)
Net cash provided by (used in) operating activities	3,281	(94,634)
Cash Flows from Investing Activities
Change in lease security deposits and lease acquisition deposits, net	355	(100)
Purchase of marketable securities	(263,669)	(362,257)
Sale and maturities of marketable securities	398,752	352,988
Capital expenditures, net of related payables	(196,924)	(176,657)
Acquisition of assets	(6,004)	—
Investment in unconsolidated ventures	(218)	(5,436)
Distributions received from unconsolidated ventures	966	37,113
Proceeds from sale of assets, net	4,653	334,006
Proceeds from notes receivable	—	1,800
Other	(5,340)	—
Net cash provided by (used in) investing activities	(67,429)	181,457
Cash Flows from Financing Activities
Proceeds from debt	254,259	352,962
Repayment of debt and financing lease obligations	(281,185)	(441,571)
Proceeds from issuance of tangible equity units	139,438	—
Purchase of capped call transactions	—	(15,916)
Payment of financing costs, net of related payables	(7,077)	(3,904)
Payments of employee taxes for withheld shares	(4,293)	(4,820)
Other	(760)	(408)
Net cash provided by (used in) financing activities	100,382	(113,657)
Net increase (decrease) in cash, cash equivalents, and restricted cash	36,234	(26,834)
Cash, cash equivalents, and restricted cash at beginning of period	438,314	465,148
Cash, cash equivalents, and restricted cash at end of period	$474,548	$438,314

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by (used in) operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, gain/loss on facility operating lease termination, operating lease expense adjustment, non-cash stock-based compensation expense, gain/loss on sale of communities, and transaction and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; and (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction and other costs, and such income/expense may significantly affect the Company’s operating results.

The tables below reconcile the Company's Adjusted EBITDA from net income (loss).

	Three Months Ended
(in thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Net income (loss)	$(25,651)	$(28,374)	$(81,720)
Provision (benefit) for income taxes	(473)	(300)	(23,402)
Equity in (earnings) loss of unconsolidated ventures	1,429	2,020	1,547
Loss (gain) on debt modification and extinguishment, net	1,357	—	1,932
Non-operating loss (gain) on sale of assets, net	16	56	573
Other non-operating (income) loss	(10,375)	(1,877)	(740)
Interest expense	63,256	49,873	48,115
Interest income	(3,870)	(2,192)	(301)
Income (loss) from operations	25,689	19,206	(53,996)
Depreciation and amortization	88,215	86,922	85,571
Asset impairment	12,256	5,688	9,609
Loss (gain) on sale of communities, net	(73,850)	—	—
Loss (gain) on facility operating lease termination, net	—	—	(2,003)
Operating lease expense adjustment	(9,567)	(8,714)	(7,017)
Non-cash stock-based compensation expense	3,559	3,403	3,392
Transaction and organizational restructuring costs	262	346	293
Adjusted EBITDA(6)	$46,564	$106,851	$35,849

(6)    Adjusted EBITDA includes a $4.9 million, $66.8 million, and $0.2 million benefit for the three months ended December 31, 2022, September 30, 2022, and December 31, 2021, respectively, of government grants and credits recognized in other operating income.

	Years Ended December 31,
(in thousands)	2022	2021
Net income (loss)	$(238,340)	$(99,364)
Provision (benefit) for income taxes	(1,559)	(8,163)
Equity in (earnings) loss of unconsolidated ventures	10,782	(10,394)
Loss (gain) on debt modification and extinguishment, net	1,357	1,932
Non-operating loss (gain) on sale of assets, net	(595)	(288,835)
Other non-operating (income) loss	(12,114)	(5,903)
Interest expense	204,717	195,140
Interest income	(6,935)	(1,349)
Income (loss) from operations	(42,687)	(216,936)
Depreciation and amortization	347,444	337,613
Asset impairment	29,618	23,003
Loss (gain) on sale of communities, net	(73,850)	—
Loss (gain) on facility operating lease termination, net	—	(2,003)
Operating lease expense adjustment	(34,896)	(23,280)
Non-cash stock-based compensation expense	14,466	16,270
Transaction and organizational restructuring costs	1,210	3,809
Adjusted EBITDA(7)	$241,305	$138,476

(7)    Adjusted EBITDA includes an $80.5 million and $12.4 million benefit for the years ended December 31, 2022 and 2021, respectively, of government grants and credits recognized in other operating income.

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by (used in) operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property insurance proceeds and proceeds from refundable entrance fees, net of refunds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons. Additionally, Adjusted Free Cash Flow excludes cash used to purchase interest rate cap instruments, as well as any cash provided by settlements of interest rate cap instruments.

The tables below reconcile Adjusted Free Cash Flow from net cash provided by (used in) operating activities.

	Three Months Ended
(in thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Net cash provided by (used in) operating activities	$(48,562)	$63,521	$(81,387)
Net cash provided by (used in) investing activities	(9,936)	22,508	(20,272)
Net cash provided by (used in) financing activities	138,229	(19,754)	(37,926)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$79,731	$66,275	$(139,585)

Net cash provided by (used in) operating activities	$(48,562)	$63,521	$(81,387)
Changes in prepaid insurance premiums financed with notes payable	(5,552)	(5,700)	(4,634)
Changes in operating lease assets and liabilities for lease termination	—	—	2,380
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(4,494)	(4,367)	(3,908)
Non-development capital expenditures, net	(39,335)	(43,819)	(45,972)
Payment of financing lease obligations	(5,615)	(5,506)	(5,182)
Adjusted Free Cash Flow (8)	$(103,558)	$4,129	$(138,703)

(8)     Adjusted Free Cash Flow includes:
•$1.4 million, $62.8 million, and $0.6 million benefit for the three months ended December 31, 2022, September 30, 2022, and December 31, 2021, respectively, from government grants and credits received.
•$3.1 million recoupment of accelerated/advanced Medicare payments for the three months ended December 31, 2021.
•$31.6 million paid during both the three months ended December 31, 2022 and 2021, for deferred payroll taxes for the year ended December 31, 2020.
•$0.3 million for transaction and organizational restructuring costs for each of the three months ended December 31, 2022, September 30, 2022, and December 31, 2021.

	Years Ended December 31,
(in thousands)	2022	2021
Net cash provided by (used in) operating activities	$3,281	$(94,634)
Net cash provided by (used in) investing activities	(67,429)	181,457
Net cash provided by (used in) financing activities	100,382	(113,657)
Net increase (decrease) in cash, cash equivalents, and restricted cash	$36,234	$(26,834)

Net cash provided by (used in) operating activities	$3,281	$(94,634)
Distributions from unconsolidated ventures from cumulative share of net earnings	(561)	(6,191)
Changes in operating lease assets and liabilities for lease termination	—	2,380
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(13,718)	(30,965)
Non-development capital expenditures, net	(168,166)	(137,410)
Payment of financing lease obligations	(22,221)	(19,874)
Adjusted Free Cash Flow (9)	$(201,385)	$(286,694)

(9)     Adjusted Free Cash Flow includes:
•$69.5 million and $3.9 million benefit for the years ended December 31, 2022 and 2021, respectively, from government grants and credits received.
•$3.1 million and $20.8 million recoupment for the years ended December 31, 2022 and 2021, respectively, of accelerated/advanced Medicare payments.
•$31.6 million paid during both the years ended December 31, 2022 and 2021 for deferred payroll taxes for the year ended December 31, 2020.
•$1.2 million and $3.8 million for the years ended December 31, 2022 and 2021, respectively, for transaction and organizational restructuring costs.

Contact:
Jessica Hazel
VP Investor Relations
(615) 564-8104
Jessica.Hazel@brookdale.com